Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.0001 par value per share, of Vor Biopharma Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 27, 2022

Paradigm BioCapital Advisors LP

Paradigm BioCapital Advisors GP LLC

Paradigm BioCapital International Fund Ltd.

By:	/s/ David K. Kim

Name: David K. Kim

Title: Authorized Signatory

/s/ Dr. Senai Asefaw

Dr. Senai Asefaw